Exhibit 99.1

Alzamend Neuro Regains Compliance with Nasdaq Listing Standards

ATLANTA, GA, October 15, 2024 -- Alzamend Neuro, Inc. (Nasdaq: ALZN) (“Alzamend”), a clinical-stage biopharmaceutical company focused on developing novel products for the treatment of Alzheimer’s disease (“Alzheimer’s”), bipolar disorder (“BD”), major depressive disorder (“MDD”) and post-traumatic stress disorder (“PTSD”), today announced that it has received formal written notice from The Nasdaq Stock Market, LLC’s Office of General Counsel (“Nasdaq”) that Alzamend has demonstrated compliance with the minimum stockholders’ equity requirement as set forth in Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”), which requires a minimum stockholders’ equity of $2,500,000.

As previously reported, on September 26, 2023, Alzamend was notified by Nasdaq that it did not meet the minimum market value of listed securities requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b)(2), or any other continued listing standard, such as the Equity Rule, and was provided 180 calendar days, or until March 25, 2024, to regain compliance. Alzamend had not regained compliance by March 25, 2024, and Nasdaq determined to delist Alzamend’s common stock. Alzamend appealed the delisting determination to a Hearings Panel (the “Panel”). In May 2024, the Panel granted Alzamend’s request to continue its listing on The Nasdaq Capital Market, subject to Alzamend demonstrating compliance, on or before September 23, 2024, with the Equity Rule and satisfying all applicable requirements for continued listing on Nasdaq.

Earlier this year, Alzamend entered into a securities purchase agreement to provide for the sale of $25 million of Alzamend’s Series A Convertible Preferred Stock (“Series A Preferred”) over a period of time. To date, the investor has purchased $8 million of Series A Preferred, with (i) an additional $2 million to be funded within the next 30 days, as Alzamend has achieved the milestones for such payment and (ii) the investor is obligated to purchase $1 million of Series A Preferred each month going forward, subject to the terms and conditions set forth in the purchase agreement, until January 2026. Accordingly, on October 14, 2024, the Panel provided Alzamend with written notice that it had regained compliance with the Equity Rule and determined to continue the listing of Alzamend’s securities on Nasdaq.

Stephan Jackman, CEO of Alzamend, stated, “We are very pleased to announce that Alzamend has regained compliance with Nasdaq’s listing standards. We presented a strategic plan of compliance to the Panel at our hearing in May, which we have successfully executed upon. Regaining compliance with Nasdaq listing standards was an important goal for Alzamend, and we appreciate the Panel’s confirmation that we were able to deliver on our commitment. We remain focused on moving forward with our five phase II clinical trials of AL001 in partnership with Massachusetts General Hospital, which we intend to initiate in 2025.”

About Alzamend Neuro

Alzamend Neuro is a clinical-stage biopharmaceutical company focused on developing novel products for the treatment of Alzheimer’s, BD, MDD and PTSD. Our mission is to rapidly develop and market safe and effective treatments. Our current pipeline consists of two novel therapeutic drug candidates, AL001 - a patented ionic cocrystal technology delivering lithium via a therapeutic combination of lithium, salicylate and L-proline, and ALZN002 - a patented method using a mutant-peptide sensitized cell as a cell-based therapeutic vaccine that seeks to restore the ability of a patient’s immunological system to combat Alzheimer’s by removing beta-amyloid from the brain. The latter is a second-generation active-immunity approach designed to mitigate the disadvantages of approved passive immunity marketed antibody products, particularly by reducing the required frequency and costs of dosing associated with antibody products. Both of our product candidates are licensed from the University of South Florida Research Foundation, Inc. pursuant to royalty-bearing exclusive worldwide licenses.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and Alzamend undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect Alzamend’s business and financial results are included in Alzamend’s filings with the U.S. Securities and Exchange Commission. All filings are available at www.sec.gov and on Alzamend’s website at www.Alzamend.com.

Contacts:

Email: Info@Alzamend.com or call: 1-844-722-6333